Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
P.O. Box 2 Oak Ridge, NC 27310

For More Information Contact:

Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces Record Fourth Quarter Earnings

and Opening of its Fifth Banking Office

Oak Ridge, North Carolina, February 8, 2008 – Oak Ridge Financial Services, Inc. (NASDAQ CM: BKOR), the holding company for Bank of Oak Ridge, today reported record 2007 fourth quarter net income and diluted earnings per share of $398,000 and 22 cents, respectively, compared with quarterly net income and diluted earnings per share of $235,000 and 13 cents, respectively, for the same period in 2006. For 2007, the company reported net income and diluted earnings per share of $1,005,000 and 55 cents, compared with net income and diluted earnings per share of $1,259,000 and 68 cents, respectively, for the same period in 2006.

Oak Ridge Financial Services President, Ron Black, in commenting on the results, noted, “We are extremely pleased with our record results in the fourth quarter of 2007. Our noninterest income for the quarter ended December 31, 2007 increased 48 percent over the same period in 2006, and we did a better job of managing our growth in noninterest expense, which only increased 11 percent from 2006 to 2007. We also had 34 percent and 27 percent increases in loans and deposits from December 31, 2006 to December 31, 2007, respectively. Additionally, our asset quality trends continue to be exemplary, with no exposure to subprime mortgages, and a minimal level of nonperforming assets as of December 31, 2007. My thanks to all the great efforts of the employees and our Board of Directors in helping us to achieve these results.”

The Company also announced that its newest banking office, located at 400 Pisgah Church Road in Greensboro, opened on January 29, 2008. “We are very excited at the initial positive reaction to the opening of our Lake Jeanette office, which is our fifth bank location and our third Greensboro office, “said Ron Black, “We are fully staffed, opening accounts, and looking forward to a great 2008 for the Company and this new location.”

Operating Results for the three months ended December 31, 2007 and 2006

Net Income

The Company recorded net income of $398,000 and $235,000 for the three months ended December 31, 2007 and 2006, respectively.

Net Interest Income

The Company’s net interest income in the fourth quarter of 2007 was $2.0 million, up $299,000, or 18 percent, from $1.7 million in the fourth quarter of 2006. The net interest margin in the fourth quarter of 2007 was 3.42 percent, compared with 3.58 percent for the same period in 2006. The 16 basis point decrease in the net interest margin in the fourth quarter of 2007 over the same period in 2006 is primarily a result of a 12 basis point increase in funding costs, offset by only a 6 basis point increase in earning asset yields. Also contributing to the decline in the margin was a decrease in the ratio of interest-earning assets to interest-bearing liabilities to 109% in the quarter ended December 31, 2007 from 111% during the same period in 2006.

Provision for Loan Losses

The provision for loan losses increased to $175,000 for the three months ended December 31, 2007, compared to only $10,000 for the same period in the prior year. The primary reason for the large quarter to quarter increase was a conscious decision by management to decrease the provision for loan loss in the fourth quarter of 2006 based on the strong credit quality of the Company’s loan portfolio. The provision for loan loss in the fourth quarter of 2007 reflects strong loan growth during that period of time. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. The current level of the allowance for loan losses to total loans is based on our assessment of the strong credit quality of the Company’s current loan portfolio as well as a low level of charge offs in the last three fiscal years.

Noninterest Income

Noninterest income totaled $817,000 for the 2007 fourth quarter, up $264,000, or 48 percent, from $553,000 for the 2006 fourth quarter. The Company experienced increases in all noninterest income categories, with particularly strong growth in service charges on deposit accounts, investment and insurance commissions, and fee income from the purchase of accounts receivable. The primary factor related to increases in noninterest income categories, with the exception of trading income, was the Bank’s continued growth in the number of business and consumer customers.

Noninterest Expense

Noninterest expense totaled $2.0 million for the 2007 fourth quarter, up $207,000, or 11 percent, from $1.8 million for the 2006 fourth quarter. Salaries and employee benefits increased $116,000, or 11 percent, to $1.1 million compared to the fourth quarter of 2006, due to a higher number of bank employees required to support the Company’s growth as well as the continued need to staff the Company’s “Open Early, Open Late” and “6-Day Branch Banking at all Locations” initiatives. Occupancy expense was unchanged from 2006 to 2007 due to no additional banking or support locations being added in the two different periods. Equipment expense increased $9,000, or 7 percent, to $148,000 due primarily to higher depreciation expense associated with late 2006 and 2007 equipment purchases. Data and items processing increased $14,000, or 19 percent, due to the Bank’s continued increase in deposit and loan accounts. Professional and advertising expense decreased $16,000, or 8 percent, to $190,000, due primarily to decreases in marketing, advertising and audit expenses, offset by increases in expenses paid to outside vendors utilized by the Company. Stationary and supplies expense decreased $11,000, or 21 percent, to $41,000 compared to the fourth quarter of 2006 due to a conscious effort by the Company and its employees to control these types of expenses. Telecommunications expense increased $10,000, or 26 percent, to $48,000 compared to the fourth quarter of 2006 due to a the continued need for bandwidth to drive the Company’s network, as well as the decision made early in 2007 to equip some of the Company’s managers with cellular smartphones. Other expense increased $85,000, or 51 percent, to $251,000 compared to the fourth quarter of 2006, due to an increase in expense of servicing the Bank’s accounts receivable financing program, as well as increases in postage, directors fees, Federal Deposit Insurance Corporation insurance, and education and education related travel expenses.

Income Tax Expense

Income tax expense totaled $226,000 for the 2007 fourth quarter compared with $198,000 for the same period in 2006.

Operating Results for the years ended December 31, 2007 and 2006

Net Income.

The Company recorded net income of $1.0 million and $1.3 million for the years ended December 31, 2007 and 2006, respectively.

Net Interest Income

The Company’s net interest income in 2007 totaled $7.6 million, up $1.1 million, or 16 percent, from $6.5 million in 2006. The net interest margin in 2007 was 3.58 percent, compared with 3.75 percent for the same period in 2006. The 17 basis point decrease in the net interest margin in 2007 over the same period in 2006 is primarily a result of a 52 basis point increase in funding costs, offset by a 33 basis point increase in earning asset yields. Also contributing to the decline in the margin was a decrease in the ratio of interest-earning assets to interest-bearing liabilities to 112% in 2007 from 111% during the same period in 2006.

Provision for Loan Losses

The provision for loan losses increased to $448,000 in 2007 compared to $333,000 for 2006. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. The allowance for loan losses to total loans was 1.00, 1.07 and 1.15 percent at December 31, 2007, 2006 and 2005, respectively.

The decrease in the allowance for loan losses to total loans was based on our assessment of the strong credit quality of the Company’s current loan portfolio as well as a low level of charge offs in the last three fiscal years.

Noninterest Income

Noninterest income totaled $2.6 million in 2007, up $500,000, or 24 percent, from $2.1 million in 2006. The Company experienced increases in all noninterest income categories, with particularly strong growth in service charges on deposit accounts, mortgage loan origination fees, investment and insurance commissions, and fee income from the purchase of accounts receivable, and other income. Offsetting these increases was a trading loss associated with the Company’s adoption of SFAS’ 157 and 159. The primary factor related to increases in noninterest income categories, with the exception of trading income, was the Bank’s continued growth in the number of business and consumer customers.

Noninterest Expense

Noninterest expense totaled $8.1 million for 2007, up $1.3 million, or 20 percent, from $6.8 million in 2006. Salaries and employee benefits increased $770,000, or 21 percent, to $4.5 million in 2007 compared to the same period in 2006, due to a higher number of Company employees required to support the Company’s growth as well as the 6.5 hours per week increase in operating hours that occurred in October of 2006 in conjunction with the introduction of the Company’s “Open Early, Open Late” and “6-Day Branch Banking at all Locations” strategies. Additionally, the Company opened its fourth banking office in June of 2006. The employees associated with this location also contributed to the increase in salaries and employee benefits from 2006 to 2007. Occupancy expense was essentially unchanged from 2006 to 2007 due to no additional banking or support locations being added in the two different periods that impacted occupancy expense. Although the Irving Park banking office was opened in June 2006, it was utilized as offices for the Bank’s wealth management division for all of 2006. Equipment expense increased $42,000, or 8 percent, to $555,000 due primarily to higher depreciation expense associated with late 2006 and early 2007 equipment purchases. Data and items processing increased $38,000, or 14 percent, due to the Bank’s continued increase in deposit and loan accounts. Professional and advertising expense increased slightly by $22,000, or 2 percent, to $907,000, due to increases in professional fees offset by decreases in marketing and advertising expenses. The Company’s objective was to spend less on marketing and advertising expenses in 2007 compared to 2006. Stationary and supplies expense increased $26,000, or 15 percent, to $199,000 from 2006 due to higher spending at the beginning of 2007 associated with the Company’s conversion to a new broker-dealer for its investment services and wealth management divisions. Telecommunications expense increased $57,000, or 37 percent, to $212,000 compared to 2006 due to the decision in 2006 to add additional bandwidth to drive the Company’s network, as well as the decision made early in 2007 to equip some of the Company’s managers with cellular smartphones. Other expense increased $384,000, or 65 percent, to $975,000 compared to the fourth quarter of 2006, due to an increase in expense of servicing the Bank’s accounts receivable financing program, as well as increases in check printing fees, credit reports, appraisal fees, postage, directors fees, Federal Deposit Insurance Corporation insurance, dues and memberships, and education and education related travel expenses.

Income Tax Expense

Income tax expense totaled $531,000 in 2007 compared to $198,000 in 2006. No expense was recorded in the first three quarters of 2006 as the Company was not yet recognizing book income tax expense.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

The Company’s assets increased from $207.1 million to $262.2 million, up $55.1 million, or 27 percent, from December 31, 2006 to December 31, 2007.

Loans

Gross loans receivable totaled $212.8 million at the end of 2007, up $53.4 million, or 34 percent, from $159.4 million at December 31, 2006. Most of the growth in loans receivable came from increases of $22.2 million, $31.2 million, $6.7 million, and $1.9 million in construction and land development, commercial and industrial loans, loans secured by liens on 1-4 family residential properties, and loans secured by multi-family properties, respectively, offset by a decline of $8.5 million in nonfarm nonresidential loans. The remaining increases and decreases in different loan categories were not significant. The large increases in construction and development and commercial and industrial loans are due to the Bank’s continued expansion into the Greensboro market, which has presented more of these loan opportunities for our commercial lenders. The increase in loans secured by second liens on 1-4 family residential properties are due to a fixed rate loan promotion on these types of loans during the period. The decreases in nonfarm nonresidential loans are due to payoffs during the year on some of these loans.

Federal funds sold

Federal funds sold totaled $8.5 million at the end of 2007, up $1.7 million, or 25 percent, from $6.8 million at the end of 2006. The primary reasons for the large increase between the two periods were the issuance of $8.3 million in notes payable to subsidiary grantor trust near the end of the second quarter of 2007 as well as continued growth in deposits due to the Bank’s continued expansion into Greensboro.

Investments

Securities available-for-sale totaled $17.3 million at the end 2007, down $6.0 million, or 26 percent, from $23.4 million at December 31, 2006. The Company adopted SFAS No. 159 as of January 1, 2007. Upon adoption of SFAS No. 159, the Bank selected the fair value option for its entire available-for-sale and held-to-maturity securities portfolio consisting of government sponsored enterprise and mortgage-backed securities with a fair market value on January 1, 2007 of $25.0 million. As a result of the above election, the Bank’s entire securities portfolio was reclassified from available-for-sale and held-to-maturity categories to the trading category. The initial adoption of SFAS No. 159 had a minimal negative impact on total stockholders’ equity of $48,000 due to the reclassification of the Bank’s held-to-maturity category to the trading category, and the cumulative-effect adjustment of $345,000, representing the unrealized loss on the Bank’s available-for-sale securities portfolio (net of tax), which was reclassified from accumulated other comprehensive loss to Retained Earnings, on January 1, 2007. In June of 2007, the Company disposed of substantially all its trading portfolio and purchased new investment securities with the objective of improving its asset liability position and the yield on the new portfolio as well as reducing the number of investment securities.

Property and equipment

Net property and equipment totaled $6.8 million at the end of 2007, up $1.7 million, or 35 percent, from $5.0 million at the end of 2006. The increase is primarily due to the construction of the Bank’s newest banking office located at 400 Pisgah Church Road in Greensboro, offset by depreciation of existing property and equipment. As noted previously, this office was placed into service at the end of January 2008.

Deposits

Deposits totaled $218.5 million at the end of 2007, up $46.2 million, or 27 percent, from $172.3 million at the end of 2006. The increase in deposits assisted in funding the Company’s loan growth. The Company experienced growth in both noninterest bearing and interest-bearing deposits. Noninterest bearing deposits totaled $14.8 million at the end of 2007, up $1.0 million, or 7 percent, from $13.7 million at the end of 2006, and interest bearing deposits totaled $203.7 million at the end of 2007, up $45.2 million, or 29 percent, from $158.5 million at the end of 2006. Most of the increases in noninterest bearing deposits during 2007 were from new accounts from Triad businesses and consumers.

Borrowings

Borrowings, which consist of Federal Home Loan Bank advances and notes payable to subsidiary grantor trust, totaled $24.3 million at the end of 2007, up $6.8 million, or 39 percent, from $17.5 million at the end of 2006. The primary reason for the net increase was the payoff of $1.5 million of FHLB advances and the addition of $8.3 million in junior subordinated notes relating to trust preferred securities.

Stockholders’ Equity

Stockholders’ equity totaled $17.7 million at the end of 2007, up $1.2 million, or 7 percent, from $16.5 million at the end of 2006. Part of the increase resulted from net income of $1.0 million, with the remaining increase due to an increase in comprehensive income during 2007 related to an increase in the Company’s available-for-sale investment portfolio. Additionally, the early adoption of SFAS 159 had a negative impact on total stockholders’ equity of $48,000 due to the reclassification of the Company’s securities from the held-to-maturity category to the trading category. Also, the cumulative-effect adjustment of $345,000, representing the unrealized loss on the Company’s available-for-sale securities portfolio (net of tax), was reclassified from accumulated other comprehensive loss to retained earnings, on January 1, 2007, also as a result of the adoption of SFAS No. 159.

Nonperforming Assets

Nonaccrual and accruing loans greater than 90 days past due totaled $379,000 at the end of 2007, up $26,000, or 7 percent, from $353,000 at the end of 2006. $309,000 of the total outstanding balance of nonaccrual and accruing loans greater than 90 days is secured by either 1st or 2nd deed of trust on commercial or 1-4 family properties. The remaining $70,000 in loans are unsecured or secured by collateral other than commercial or residential real estate and are in various stages of collection. Management believes that the loan loss reserves allocated to these loans are adequate to cover any anticipated losses. Nonperforming loans to total loans were 0.18 percent and 0.22 percent at December 31, 2007 and 2006, respectively.

About the Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with four locations in Oak Ridge, Summerfield and Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	Three months ended December 31,			Years Ended December 31,
	2007	2006	Change	2007	2006	Change
Income Statement Data:
Total interest income	$4,484	$3,612	24.1%	$16,374	$12,881	27.1%
Total interest expense	2,477	1,904	30.1	8,813	6,357	38.6

Net interest income	2,007	1,708	17.5	7,561	6,524	15.9
Provision for loan losses	175	10	1,650.0	448	333	34.5
Non-interest income	817	553	47.7	2,564	2,069	23.9
Non-interest expense	2,025	1,818	11.4	8,141	6,803	19.7

Net income before provision for income taxes	624	433	44.1	1,536	1,457	5.4
Provision for income taxes	226	198	14.1	531	198	168.2

Net income	$398	$235	69.4	$1,005	$1,259	(20.2)

Per share data and shares outstanding: (1)
Basic net income per share	$0.22	$0.13	69.2%	$0.56	$0.70	(20.0)%
Diluted net income per share	0.22	0.13	69.2	0.55	0.68	(19.1)
Book value at period end	9.87	9.19	7.4	9.87	9.19	7.4

Weighted average number of common shares outstanding (000’s):
Basic	1,791.5	1,790.2	0.1%	1,790.5	1,789.5	0.1%
Diluted	1,799.4	1,859.0	(3.2)	1,827.5	1,860.3	(1.8)
Shares outstanding at period end	1,791.5	1,790.2	0.1	1,791.5	1,790.2	0.1

	December 31, 2007	December 31, 2006	Change
Balance sheet data
Total assets	$262,208	$207,136	26.6%
Loans receivable	212,821	159,427	33.5
Allowance for loan losses	2,120	1,704	24.4
Other interest-earning assets	31,724	33,729	(5.9)
Total deposits	218,516	172,285	26.8
Borrowings	24,248	17,500	38.6
Stockholders’ equity	17,685	16,453	7.5

	Three months ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Selected performance ratios:
Return on average assets (2)	0.63%	0.46%	0.44%	0.68%
Return on average stockholders’ equity (2)	9.06	5.67	5.94	7.92
Net interest margin (2)(3)	3.42	3.58	3.58	3.75
Net interest spread (2)(4)	2.96	3.02	3.02	3.21
Noninterest income as a % of total revenue	28.9	24.5	25.3	24.1
Noninterest income as a % of average assets (2)	1.3	1.1	1.1	1.1
Efficiency ratio (5)	71.71	80.41	80.40	79.17
Noninterest expense as a % of average assets (2)	3.2	3.6	3.6	3.7

	December 31, 2007	December 31, 2006	December 31, 2005
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	0.18%	0.22%	0.25%
Allowance for loan losses to period-end loans	1.00	1.07	1.15
Allowance for loan losses to total assets	0.81	0.82	0.82
Net loan charge-offs to average loans outstanding (2)	0.02	0.03	0.23

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	December 31, 2007	December 31, 2006	December 31, 2005
Capital and liquidity ratios:
Equity to assets ratio	6.7%	7.9%	8.8%
Loans to deposits	97.4	92.5	87.5

	Three months ended December 31,			Years Ended December 31,
	2007	2006	Change	2007	2006	Change
Total Revenue
Net interest income	$2,007	$1,708	17.5%	$7,561	$6,524	15.9%

Fees and other revenue:
Service charges on deposit accounts	181	143	26.6	586	434	35.0
Mortgage loan origination fees	111	94	18.1	427	332	28.6
Investment and insurance commissions	299	189	58.2	925	827	11.9
Trading income	6	—	n/a	(129)	—	n/a
Fee income from purchase of accounts receivable	106	43	146.5	342	169	102.4
Income earned on bank owned life insurance	43	39	10.3	161	156	3.2
Other	71	45	57.8	252	151	66.9

Total noninterest income	817	553	47.7	2,564	2,069	23.9

Total revenue	$2,824	$2,261	24.9	$10,125	$8,593	17.8

	Three months ended December 31,			Years Ended December 31,
	2007	2006	Change	2007	2006	Change
Noninterest Expense
Salaries and employee benefits	$1,135	$1,019	11.4%	$4,491	$3,721	20.7%
Occupancy	126	126	—	493	494	(0.2)
Equipment	148	139	6.5	555	513	8.2
Data and items processing	86	72	19.4	309	271	14.0
Professional and advertising	190	206	(7.8)	907	885	2.5
Stationary and supplies	41	52	(21.2)	199	173	15.0
Telecommunications expense	48	38	26.3	212	155	36.8
Other	251	166	51.2	975	591	65.0

Total noninterest expense	$2,025	$1,818	11.4	$8,141	$6,803	19.7

	Three months ended December 31,			Years Ended December 31,
	2007	2006	Change	2007	2006	Change
Average Balances
Total assets	$250,381	$201,539	24.2%	$227,232	$185,326	22.6%
Loans receivable	204,905	155,170	32.1	182,152	139,324	30.7
Allowance for loan losses	2,041	1,735	17.6	1,872	1,592	17.6
Other interest-earning assets	28,311	33,966	(16.6)	29,290	34,465	(15.0)
Total deposits	231,103	166,109	39.1	184,608	151,321	22.0
Borrowings	25,994	17,890	45.3	21,516	17,083	25.9
Stockholders’ equity	17,434	16,457	5.9	16,928	15,901	6.5

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three-month periods ended December 31, 2007 and 2006 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.